EXHIBIT 99.1

LTX-Credence Announces Fourth Quarter and Fiscal Year Results

MILPITAS, Calif., Sept. 3, 2009 (GLOBE NEWSWIRE) -- LTX-Credence Corporation (Nasdaq:LTXC), a global provider of focused, cost-optimized ATE solutions, today announced financial results for its fourth quarter and fiscal year ended July 31, 2009.

Exceeding the high end of guidance, sales for the 2009 fourth fiscal quarter were $35,176,000, up 43% from the prior quarter. Net loss for the quarter was $(9,622,000), or $(0.08) per share on a GAAP basis. Excluding the net gain on the liquidation of a subsidiary and other merger related charges totaling $(3,518,000), and amortization of purchased intangibles of $4,112,000, the net loss for the quarter was $(9,028,000), or $(0.07) per share on a non-GAAP basis.

For the twelve-month period ended July 31, 2009, sales were $137,378,000. Net loss was $(137,332,000), or $(1.13) per share on a GAAP basis. Excluding the net impact of merger related charges and other special items totaling $47,365,000, and amortization of purchased intangibles of $15,967,000, the net loss for the year was $(74,000,000), or $(0.61) per share on a non-GAAP basis.

Dave Tacelli, chief executive officer and president, commented, "Our fourth quarter sales were stronger than we had expected and represents significant improvement over our third quarter results. We believe our business has moved off the cycle bottom and continued growth is expected in our 2010 first fiscal quarter, a quarter in which we expect to return to generating positive EBITDA. With the integration efforts complete, and as we start our new fiscal year, the focus for LTXC is growth within existing customers and gaining share with new customers in specific market segments where we can bring differentiating capability that delivers the lowest cost of test."

First Quarter Fiscal 2010 Outlook

For the quarter ending October 31, 2009, revenue is expected to be in the range of $40 million to $42 million, a sequential increase of approximately 14% to 19% from the 2009 fourth fiscal quarter. The non-GAAP net loss is expected to be in the range of $(0.05) to $(0.03) per share, assuming 128 million shares outstanding. The non-GAAP net loss guidance excludes the effect of the amortization of purchased intangibles of $2.7 million.

The Company will conduct a conference call today, September 3, 2009, at 10:00 AM EDT to discuss this release. The conference call will be simulcast via the LTX-Credence web site (www.ltx-credence.com). Audio replays of the call can be heard through October 2, 2009 via telephone by dialing 888.286.8010, pass code 53284880 or by visiting our web site at www.ltx-credence.com.

Information About Non-GAAP Measures

Due to the merger and the current economic conditions, LTX-Credence will supplement its GAAP financial results by providing non-GAAP measures to evaluate the operating performance of the Company. Non-GAAP net loss for the quarter ended July 31, 2009 excludes the net impact of merger-related and other charges, and amortization of purchased intangibles. Management finds the non-GAAP information to be useful for internal comparison to historical operating results as well as to the operating results of its competitors, and believes that this information would be useful to investors for the same purposes. A reconciliation between the Company's GAAP and non-GAAP results is provided in the attached tables. Readers are reminded that non-GAAP information is merely a supplement to, and not a replacement for, GAAP financial measures.

Safe Harbor for Forward-Looking Statements

Statements in this release regarding guidance for LTX-Credence's first fiscal quarter and the merger between LTX Corporation and Credence Systems Corporation completed on August 29, 2008, including the financial guidance on revenue, net loss and loss per share, improvement of the business model, reduction of break-even, the status of merger integration activities, product developments, potential customer expansion and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing "believes," "anticipates," "plans," "expects," "may," "will," "would," "intends," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to successfully integrate LTX's and Credence's operations and employees; current weak worldwide economic conditions; the ability to realize anticipated synergies and cost savings; the risk of fluctuations in sales and operating results; risks related to the timely development of new products, options and software applications and the other factors described in LTX's Annual Report on Form 10-K for the fiscal year ended July 31, 2008 and Credence's Annual Report on Form 10-K for the fiscal year ended November 3, 2007 and LTX-Credence's most recent Quarterly Report on Form 10-Q each filed with the SEC. LTX-Credence disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About LTX-Credence Corporation

LTX-Credence is a global provider of focused, cost-optimized ATE solutions designed to enable customers to implement best-in-class test strategies to maximize their profitability. LTX-Credence addresses the broad, divergent test requirements of the wireless, computing, automotive and entertainment market segments, offering a comprehensive portfolio of technologies, the largest installed base in the Asia-Pacific region, and a global network of strategically deployed applications and support resources. Additional information can be found at www.ltx-credence.com.

LTX-Credence is a trademark of LTX-Credence Corporation.

All other trademarks are the property of their respective owners.

 LTX-Credence Corporation
 Consolidated Balance Sheets
 (in thousands)

                                                   July 31,   July 31,
                                                     2009       2008
             ASSETS

 Current assets
 --------------
 Cash and cash equivalents                        $  71,749  $  51,052
 Marketable securities                               23,891     20,410
 Accounts receivable - trade, net                    23,578     24,160
 Accounts receivable - other, net                     1,374      1,245
 Inventories                                         35,339     22,505
 Prepaid expenses and other current assets           21,636      2,750
                                                  --------------------
   Total current assets                             177,567    122,122
                                                  --------------------

 Property and equipment, net                         38,301     27,213
 Intangible assets, net                              22,932         --
 Goodwill                                            43,030     14,368
 Other assets                                         2,640      6,024
                                                  --------------------
   Total assets                                   $ 284,470  $ 169,727
                                                  ====================

   LIABILITIES AND STOCKHOLDERS' EQUITY

 Current liabilities
 -------------------
 Current portion of long-term debt                $  53,120  $   5,700
 Accounts payable                                    18,551     14,058
 Other accrued expenses                              41,357     14,081
 Deferred revenues and customer advances              7,373      1,777
                                                  --------------------
 Total current liabilities                          120,401     35,616
                                                  --------------------

 Long-term debt, net of current portion              32,610     12,200
 Other long-term liabilities                         25,756      4,631
 Stockholder's equity                               105,703    117,280
                                                  --------------------
   Total liabilities and stockholders' equity     $ 284,470  $ 169,727
                                                  ====================

 LTX-Credence Corporation
 Consolidated Statements of Operations
 (in thousands, except earnings per share data)

                             Three Months Ended        Year Ended
                                  July 31,              July 31,
                              2009       2008       2009       2008
                              ----       ----       ----       ----

 Net sales                  $  35,176  $  35,848  $ 137,378  $ 135,825
 Cost of sales                 20,052     17,704     87,805     67,981
 Inventory-related provision       --         --     19,311         --
                            --------------------  --------------------
 Gross profit                  15,124     18,144     30,262     67,844

 Engineering and product
  development expenses         12,436     11,244     71,165     46,020
 Selling, general, and
  administrative expenses      10,083      6,519     50,585     26,563
 Impairment of property and
  equipment and consignments       --         --      5,799         --
 Amortization of purchased
  intangible assets             4,112         --     15,967         --
 Acquired in-process
  research and development        100         --      6,300         --
 Restructuring                   (640)        --     21,205         --
                            --------------------  --------------------
 Income (loss) from
  operations                  (10,967)       381   (140,759)    (4,739)

 Other income, net              1,282        303      4,198      1,048
                            --------------------  --------------------
 Income (loss) before
  provision (benefit) for
  income taxes                 (9,685)       684   (136,561)    (3,691)
 Provision (benefit) for
  income taxes                    (63)        54        771     (3,091)
                            --------------------  --------------------
 Net income (loss)          $  (9,622) $     630  $(137,332) $    (600)
                            ====================  ====================

 Net income (loss)
  per share:

 Basic                      $   (0.08) $    0.01  $   (1.13) $   (0.01)
 Diluted                    $   (0.08) $    0.01  $   (1.13) $   (0.01)

 Weighted average shares
  outstanding:

 Basic                        127,510     62,796    121,938     62,611
 Diluted                      127,510     62,809    121,938     62,611

 LTX-Credence Corporation
 Reconciliation of GAAP Net Loss to Non-GAAP Net Loss
 (In thousands, except per share amounts)

                           Three Months          For the Year
                              Ended                  Ended
                             July 31,  Earnings    July 31,  Earnings
                               2009    Per Share     2009    Per Share

 GAAP net loss              $  (9,622) $   (0.08) $(137,332) $   (1.13)
 Inventory-related
  provision                        --         --     19,311       0.16
 Impairment of property and
  equipment and consignments       --         --      5,799       0.05
 Amortization of purchased
  intangible assets             4,112       0.03     15,967       0.13
 Acquired in-process
  research and development        100         --      6,300       0.05
 Restructuring                   (640)        --     21,205       0.17
 Other income - recovery of
  previously written off
  accounts receivable              --         --     (2,272)     (0.02)
 Gain on liquidation of
  subsidiary                   (2,978)     (0.02)    (2,978)     (0.02)

                            ------------------------------------------
 Non-GAAP net loss          $  (9,028) $   (0.07) $ (74,000) $   (0.61)
                            ==========================================

CONTACT: LTX-Credence Corporation
         Mark Gallenberger
         781.467.5417
         mark_gallenberger@ltx-credence.com
         www.ltx-credence.com